Exhibit 99.1

AT THE COMPANY	ON THE WEB
Robert O’Brien	www.forestcity.net
Executive Vice President – Chief Financial Officer
216-621-6060

Tom Kmiecik
Assistant Treasurer
216-621-6060

Jeff Linton
Vice President – Corporate Communication
216-621-6060

FOR IMMEDIATE RELEASE

Forest City Reports Fiscal 2009 Third-Quarter and Year-to-Date Results

CLEVELAND, Ohio – December 8, 2009 -- Forest City Enterprises, Inc. (NYSE: FCEA and FCEB), today announced EBDT, net earnings and revenues for the three and nine months ended October 31, 2009.

EBDT

Third-quarter EBDT (earnings before depreciation, amortization and deferred taxes) was $85.6 million, a 94.0 percent increase compared with 2008 third-quarter EBDT of $44.1 million. Year-to-date EBDT was $222.7 million, a 50.0 percent increase compared with $148.4 million for the first nine months of fiscal 2008.

On a per share basis, third-quarter 2009 EBDT was $0.52, a 23.8 percent increase compared with 2008 third quarter EBDT of $0.42.  Year-to-date per share EBDT was $1.59, a 14.4 percent increase compared with $1.39 per share for the first nine months of 2008.  Per-share data for both the third quarter and nine months of 2009 reflect the dilutive effect of new Class A common shares issued by the Company during the second quarter of 2009, and the “if-converted” effect of two convertible debt transactions executed during the third quarter.

For an explanation of EBDT variances, see the section titled "Review of Results" in this news release.  EBDT and EBDT per share are non-Generally Accepted Accounting Principle (GAAP) measures. A reconciliation of net earnings (the most directly comparable GAAP measure to EBDT) to EBDT is provided in the Financial Highlights table in this news release.

Net Loss

The third-quarter net loss attributable to Forest City Enterprises, Inc. was $4.4 million, or $0.03 per share, compared with a net loss of $19.1 million, or $0.19 per share, in the third quarter of 2008.  Net loss for the nine months ended October 31, 2009, was $36.9 million, or $0.27 per share, compared with $67.9 million, or $0.66 per share for the same period in 2008.  In addition to the items discussed below that impacted EBDT and net loss, the net loss was also negatively impacted by increased impairment charges of $14.4 million for the third quarter (primarily related to the write-down of certain land holdings and to the impairment, prior to sale, of two assisted-living residential properties) and $25.4 million for the first nine months of 2009.

Revenues

Third-quarter 2009 consolidated revenues were $306.1 million compared with $330.4 million last year. Revenues for the nine months ended October 31, 2009, were $932.9 million compared with $960.0 million for the comparable period in 2008. The year-over-year revenue variance was impacted primarily by lower land sales and by reduced construction and development fee income from military housing, as early development phases were completed.

Liquidity

“For more than a year now, nearly every major action we’ve taken as a Company has been focused on improving liquidity and strengthening our balance sheet,” said Charles A Ratner, Forest City president and chief executive officer. “Today, liquidity remains our highest priority.  Since the beginning of the third quarter, we have executed a successful private debt exchange, issued and closed a new convertible debt offering, and reached agreement with our bank group on the principal terms of a new, two-year $500 million credit facility. These achievements, together with the equity offering we executed in the second quarter, have contributed to significantly increasing liquidity and managing near-term debt maturities.”

At October 31, 2009, the Company had $333 million ($322 million at full consolidation) in cash on its balance sheet, and $646 million of available capacity on its revolving line of credit. The available capacity will be reduced by approximately $250 million upon the closing of the Company’s new credit facility, which is anticipated by year end.

Review of Results

Third-quarter EBDT

For the three months ended October 31, 2009, the Company’s core portfolio of rental properties (Commercial and Residential Segments), provided a pre-tax EBDT increase of $36.9 million, compared with the same period in 2008.  Among the factors contributing to this increase were a $24.2 million gain on early extinguishment of nonrecourse mortgage debt primarily related to an underperforming retail property; $8.7 million in decreased write-offs of abandoned development projects, $6.6 million in lower interest expense on the mature portfolio; and $3.1 million in increased EBDT from the ramp-up of new properties. EBDT was also favorably impacted by expense reductions implemented over the past 12 months.

These increases in the portfolio were partially offset by third-quarter 2008 lease termination fee income of $4.0 million, which did not recur in 2009 and decreased EBDT from military housing of $3.4 million compared with the third quarter of 2008.

Pre-tax EBDT results for the Land Segment were up $7.8 million compared with the same period in 2008, primarily as a result of the third-quarter 2008 charge of $12.4 million related to the Lehman Brothers, Inc. bankruptcy.  Without this favorable variance, pre-tax EBDT from the land business was down $4.6 million compared with the third quarter of 2008, reflecting continued difficult conditions affecting the land business.

Results from the Company’s Corporate and Nets segments, as well as the impact of taxes, were all relatively flat compared with results from the third quarter of 2008.

Year-to-date EBDT

(An exhibit illustrating factors impacting year-to-date 2009 EBDT results, compared with results for the first nine months of 2008, is available on the Investor Relations page of the Company’s Web site: www.forestcity.net)

For the nine months ended October 31, 2009, the Commercial and Residential Segments combined provided a pre-tax EBDT increase of $64.2 million, compared with the same period in 2008.  Significant factors contributing to the increase included $28.8 million for a gain on early extinguishment of debt, primarily related to an underperforming retail property, decreased write-offs of abandoned development projects of $17.8 million, decreased interest expense of $15.1 million on the mature portfolio, increased EBDT of $7.2 million from the ramp up of new properties, compared with the first nine months of 2008, and increased income from the sale of tax credits of $4.2 million.  The balance of the increase ($13.7 million) is comprised of expense reductions implemented over the past 12 months, an increase in capitalized interest and miscellaneous other items.

Partially offsetting these positive portfolio factors were $12.2 million in 2008 lease termination fee income which did not recur in 2009, decreased pre-tax EBDT from military housing of $7.1 million, and $3.3 million in reduced EBDT from properties sold.

The Land Segment provided a pre-tax EBDT increase of $13.6 million, compared with the first nine months of 2008.  This positive variance was driven by the previously mentioned third-quarter 2008 charge related to the Lehman Brothers, Inc. bankruptcy, and a gain on early extinguishment of nonrecourse mortgage debt of $11.3 million. Without the impact of these items, the Land Segment was down approximately $10.1 million for the first nine months of 2009, compared with the same period in 2008.

Corporate pre-tax EBDT decreased $11.8 million and was impacted by severance expense of $8.7 million and increased corporate interest expense of $12.2 million, which were partially offset by corporate expense reductions of $8.0 million.  Nine-month EBDT results also reflect a larger tax benefit of $6.3 million, compared with the first nine months of 2008, as a result of ongoing tax management initiatives.

Commentary

“Third-quarter EBDT results significantly exceeded our expectations as a result of lower interest expense, and transactional factors and non-recurring charges, including early extinguishment of debt and reduced development write-offs,” said Ratner.   ”Absent the impact of these items, the performance of our portfolio of rental properties was essentially flat compared with 2008, both for the quarter and nine months, in line with our expectations.  Given the severity of the recession and conditions impacting the entire real estate industry, these results show that our overall portfolio is holding its own under very difficult circumstances.

“We continue to see generally weak fundamentals in the overall marketplace, particularly in retail and residential, and the land business continues to struggle.  Our office portfolio has experienced gains primarily from the lease-up of previously vacant space, and the life science portfolio continues to show strength. Military housing, while down in year-over-year comparisons, continues to be a meaningful contributor to our results.  Overall comparable property net operating income remains roughly even with our year-to-date results for 2008, reflecting both the quality of the markets in which our properties are located and the diversity of product types within our portfolio.  We also benefited from contributions from new properties that have been completed and opened in the past 12 months.  ”

NOI, Occupancies and Rent

Overall comparable property net operating income (NOI) increased 0.8 percent during the third quarter compared with the same period a year ago. The office portfolio was up 5.6 percent, while the retail and residential portfolios were down 1.7 percent and 3.9 percent, respectively.  For the year to date, overall comparable property NOI increased 0.1 percent compared with the first nine months of 2008.  The office portfolio increased 6.2 percent, while the retail and residential portfolios were down 2.0 percent and 3.3 percent, respectively.

Comparable property NOI, defined as NOI from properties operated in the three and nine months ended October 31, 2009, and 2008, is a non-GAAP financial measure, and is based on the pro-rata consolidation method, also a non-GAAP financial measure. Included in this release is a schedule that presents comparable property NOI on the full-consolidation method.

At October 31, 2009, comparable retail occupancies were 90.1 percent, compared with 91.6 percent at October 31, 2008, and regional mall sales averaged $392 per square foot on a rolling 12-month basis. Comparable office occupancies decreased to 89.4 percent, compared with 90.0 percent last year. Comparable average occupancies for the nine months ended October 31, 2009, in the residential business were 90.4 percent, compared with 92.4 percent last year. Comparable residential net rental income (defined as gross rent less vacancies and concessions) decreased to 87.3 percent, compared with 90.2 percent in the same period in 2008.

Financing Activity

On November 18, 2009, Forest City announced that it reached an agreement on the principal terms of a new, two-year, $500 million revolving credit facility with its 15-member bank group. All 14 members of the Company's prior bank group, along with one new bank, are part of the new facility. The new facility will replace Forest City's prior $750 million credit facility, which is scheduled to mature in March 2010. The new facility is expected to close by the end of the year.

Since January 31, 2009, the Company has addressed, through closed loans and committed financings,  $637.0 million at full consolidation ($669.1 million at its pro-rata share) of the $826.6 million ($917.8 million at pro-rata) of net maturities  (inclusive of notes payable) coming due in fiscal year 2009. Additionally, the Company addressed $970.5 million ($991.0 million at pro-rata) of loans maturing in future years, including borrowings that were outstanding at January 31, 2009, on the Company’s revolving line of credit.

As of October 31, 2009, the Company's weighted average cost of mortgage debt decreased to 5.04 percent from 5.58 percent at October 31, 2008, primarily due to a decrease in variable-rate mortgage debt. Fixed-rate mortgage debt, which represented 70 percent of the Company's total nonrecourse mortgage debt, and is inclusive of interest rate swaps, increased from 6.05 percent at October 31, 2008, to 6.09 percent at October 31, 2009. Variable-rate mortgage debt decreased from 4.15 percent at October 31, 2008, to 2.55 percent at October 31, 2009.

Openings and Projects Under Construction

At the end of the third quarter, the Company had seven projects under construction with a total project cost of $2.1 billion at the Company’s pro-rata share ($2.5 billion at full consolidation). Since the end of the quarter, Forest City officially opened the East River Plaza retail center with the first Costco in the borough of Manhattan. Costco’s opening has received tremendous community support, both in terms of sales and new member sign-ups. East River Plaza is more than 90 percent leased and will also be home to Manhattan’s first Target. Other tenants to open beginning in mid-2010 include Best Buy, Marshalls, PetSmart and Old Navy.

Also since the end of the third quarter, the Company has begun initial lease-up for the 365-unit 80 DeKalb residential rental community in Brooklyn.  The leasing office and model units opened approximately three weeks ago and response has been strong, with hundreds of prospective tenants visiting the building.  First tenant move-ins are expected by mid-December 2009.

Among projects currently under construction, activity continues in Hallandale Beach, Fla., at the 497,000-square-foot Village at Gulfstream Park retail center, where 85 percent or the retail space is leased. The property’s grand opening is scheduled for February, 11, 2010.

In keeping with the stated strategy of curtailing additional new development, the Company has not commenced any new construction during 2009.  This is in contrast to starts over the past three years, which have averaged approximately $1 billion at the Company’s pro-rata share (approximately $865 million at full consolidation) each year.  As previously stated, the Barclays Center arena at Atlantic Yards is the only major project on which the Company expects to commence construction yet this year.

Other Milestones

The Company achieved the following additional milestones either during the third quarter or subsequent to the end of the quarter:

•
As previously announced, since the beginning of the third quarter, the Company took several major actions to improve liquidity, strengthen its balance sheet and manage near-term maturities.   On October 2, Forest City entered into separate, private agreements to exchange $167.4 million of the Company’s Puttable Equity-Linked Senior Notes due 2011, for new notes due 2014. An additional $32.6 million of the new notes were also issued to certain of these investors.  On October 26, Forest City issued $200 million of convertible senior notes due 2016.  And on November 18, the Company announced an agreement with its bank group on the principal terms of a new, two-year, $500 million revolving credit facility to replace the existing facility, which matures in March 2010.

•
In late September, Forest City Ratner Companies, the Company’s New York-based subsidiary, and Nets Sports and Entertainment signed a letter of intent with an affiliate of Onexim Group, an international private investment fund, to create a strategic partnership for the development of the Atlantic Yards project in Brooklyn, and the Barclays Center arena, the planned home of the NBA’s Nets.  As part of the agreement, entities to be formed by Onexim Group will invest $200 million and make certain contingent funding commitments to acquire 45 percent of the arena project and 80 percent of the NBA team, and the right to purchase up to 20 percent of the Atlantic Yards Development Company, which will develop the non-arena real estate.

•
On November 24, the New York State Court of Appeals issued a key favorable ruling in a lawsuit related to the Company’s Atlantic Yards development project in Brooklyn.  The suit challenged the State’s use of eminent domain related to the project.  The court rejected the challenge in a 6-1 ruling, clearing a significant legal hurdle for the project.  Subsequently, during the week of December 1, the major bond rating agencies issued investment-grade ratings for $500 million in tax-exempt bonds to finance a portion of the construction of the Barclays Center arena.  Both of these events are major positive milestones for the overall project, and while challenges remain, they enable the project to move forward with an anticipated ground-breaking in the fourth quarter.

•
On December 2, Las Vegas City Council voted to move ahead with the financing and construction of a new City Hall, which the Company will develop on a fee basis.  The City Hall project is part of the City’s overall strategy to stimulate economic development in downtown Las Vegas, and also involves a land swap between the Company and the City for future development rights in the Symphony Park development district downtown.

•
In early September, Forest City Military Communities (FCMC) completed the first 68 homes in a new 141-home Navy Northwest Region neighborhood being developed in Lake Stevens, Washington. Having broken ground in February, FCMC completed the first phase of the project two months ahead of schedule.

•
In part because of its history of creating public/private partnerships, the Company has benefited in a number of instances from government actions to help stimulate the economy. Recent examples include:

o	A new interchange in Denver to serve our Stapleton project and the Northfield at Stapleton retail center. Financing for the interchange includes $12 million in federal stimulus money.
o
The previously mentioned Las Vegas fee-development project, where Build America Bonds, which were created by the American Recovery and Reinvestment Act of 2009 (ARRA), will be used by the City to finance the majority of the project.

o
Federal stimulus-related efforts to create an efficient market for low-income housing tax credits for 80/20 residential projects, which make it easier for the Company to use the credits on existing or under-construction projects, including the recently opened Hamel Mill Lofts in Haverhill, Mass.

o
A $55 million allocation of New Market Tax Credits to the Company’s community development entity. Thirty percent of this national program's overall funding for the latest round of allocations came from the ARRA.

o	A $1 million grant from the State of Ohio, funded by ARRA’s State Energy Program, to install a photovoltaic rooftop system at one of the Company’s major Cleveland-area residential properties.

Outlook

“We maintain the same cautious outlook that we have expressed for nearly two years now,” Ratner said.  “As we have said before, we are focused on liquidity as our highest priority, and we continue to adhere closely to the five strategies we implemented in 2008 to address economic and financial market conditions – enhancing liquidity from the portfolio and capital markets, proactively managing debt maturities, driving costs out of the business, curtailing future development, and taking advantage of opportunities created by market conditions.

“Our approach, as always, is to take a conservative course.  We expect the fourth quarter of 2009 and all of 2010 to be challenging for our Company and for the entire industry.

“Despite this caution, we take comfort in the resilience that our people and our Company have demonstrated.  We continue to execute on the strategies we put in place to strengthen our balance sheet and improve liquidity. Our operating portfolio is holding its own under difficult circumstances.  And we continue to nurture key opportunities in our pipeline that can move forward when economic and financial-market conditions allow.”

Corporate Description

Forest City Enterprises, Inc. is an $11.9 billion NYSE-listed national real estate company. The Company is principally engaged in the ownership, development, management and acquisition of commercial and residential real estate and land throughout the United States.  For more information, visit www.forestcity.net.

EBDT

The Company uses an additional measure, along with net earnings, to report its operating results. This non-GAAP measure, referred to as Earnings Before Depreciation, Amortization and Deferred Taxes (“EBDT”), is not a measure of operating results or cash flows from operations as defined by GAAP and may not be directly comparable to similarly titled measures reported by other companies.

The Company believes that EBDT provides additional information about its core operations and, along with net earnings, is necessary to understand its operating results. EBDT is used by the chief operating decision maker and management in assessing operating performance and to consider capital requirements and allocation of resources by segment and on a consolidated basis. The Company believes EBDT is important to investors because it provides another method for the investor to measure its long-term operating performance, as net earnings can vary from year to year due to property dispositions, acquisitions and other factors that have a short-term impact.

EBDT is defined as net earnings excluding the following items: i) gain (loss) on disposition of rental properties, divisions and other investments (net of tax); ii) the adjustment to recognize rental revenues and rental expense using the straight-line method; iii) non-cash charges for real estate depreciation, amortization, amortization of mortgage procurement costs and deferred income taxes; iv) preferred payment classified as noncontrolling interest expense on the Company's Consolidated Statements of Operations; v) impairment of real estate (net of tax); vi) extraordinary items (net of tax); and vii) cumulative or retrospective effect of change in accounting principle (net of tax). Unlike the real estate segments, EBDT for the Nets segment equals net earnings.

EBDT is reconciled to net earnings (loss), the most comparable financial measure calculated in accordance with GAAP, in the table titled Financial Highlights below and in the Company's Supplemental Package, which the Company will also furnish to the SEC on Form 8-K. The adjustment to recognize rental revenues and rental expenses on the straight-line method is excluded because it is management's opinion that rental revenues and expenses should be recognized when due from the tenants or due to the landlord. The Company excludes depreciation and amortization expense related to real estate operations from EBDT because it believes the values of its properties, in general, have appreciated over time in excess of their original cost. Deferred taxes from real estate operations, which are the result of timing differences of certain net expense items deducted in a future year for federal income tax purposes, are excluded until the year in which they are reflected in the Company's current tax provision. The impairment of real estate is excluded from EBDT because it varies from year to year based on factors unrelated to the Company's overall financial performance and is related to the ultimate gain on dispositions of operating properties. The Company's EBDT may not be directly comparable to similarly titled measures reported by other companies.

Pro-Rata Consolidation Method

This press release contains certain financial measures prepared in accordance with GAAP under the full consolidation accounting method and certain financial measures prepared in accordance with the pro-rata consolidation method (non-GAAP). The Company presents certain financial amounts under the pro-rata method because it believes this information is useful to investors as this method reflects the manner in which the Company operates its business. In line with industry practice, the Company has made a large number of investments in which its economic ownership is less than 100 percent as a means of procuring opportunities and sharing risk. Under the pro-rata consolidation method, the Company presents its investments proportionate to its economic share of ownership. Under GAAP, the full consolidation method is used to report partnership assets and liabilities consolidated at 100 percent if deemed to be under its control or if the Company is deemed to be the primary beneficiary of the variable interest entities ("VIE"), even if its ownership is not 100 percent. The Company provides reconciliations from the full consolidation method to the pro-rata consolidation method in the exhibits below and throughout its Supplemental Package, which the Company will also furnish to the SEC on Form 8-K.

Safe Harbor Language

Statements made in this news release that state the Company’s or management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. The Company's actual results could differ materially from those expressed or implied in such forward-looking statements due to various risks, uncertainties and other factors. Risks and factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the impact of current market conditions on our liquidity, ability to finance or refinance projects and repay our debt, the impact of the current economic environment on our ownership, development and management of our commercial real estate portfolio, general real estate investment and development risks, liquidity risks we could face if we do not close the transaction with Onexim Group to create a strategic partnership for our Brooklyn Atlantic Yards project, vacancies in our properties, further downturns in the housing market, competition, illiquidity of real estate investments, bankruptcy or defaults of tenants, anchor store consolidations or closings, international activities, the impact of terrorist acts, risks associated with an investment in a professional sports team, our substantial debt leverage and the ability to obtain and service debt, the impact of restrictions imposed by our credit facility and senior debt, exposure to hedging agreements, the level and volatility of interest rates, the continued availability of tax-exempt government financing, the impact of credit rating downgrades, effects of uninsured or underinsured losses, environmental liabilities, conflicts of interest, risks associated with developing and managing properties in partnership with others, the ability to maintain effective internal controls, compliance with governmental regulations, increased legislative and regulatory scrutiny of the financial services sector, volatility in the market price of our publicly traded securities, litigation risks, as well as other risks listed from time to time in the Company’s SEC filings, including but not limited to, the Company’s annual and quarterly reports.

Forest City Enterprises, Inc. and Subsidiaries
Financial Highlights
Nine Months Ended October 31, 2009 and 2008
(dollars in thousands, except per share data)

	Three Months Ended				Nine Months Ended
	October 31,		Increase (Decrease)		October 31,		Increase (Decrease)
	2009	2008	Amount	Percent	2009	2008	Amount	Percent
Operating Results:
Earnings (loss) from continuing operations	$1,532	$(14,855)	$16,387		$(28,350)	$(63,900)	$35,550
Discontinued operations, net of tax	(5,403)	202	(5,605)		(2,303)	6,321	(8,624)
Net loss	(3,871)	(14,653)	10,782		(30,653)	(57,579)	26,926

Net earnings attributable to noncontrolling interest	(513)	(4,462)	3,949		(6,199)	(10,324)	4,125
Net loss attributable to Forest City Enterprises, Inc.	$(4,384)	$(19,115)	$14,731		$(36,852)	$(67,903)	$31,051

Earnings Before Depreciation, Amortization and Deferred Taxes (EBDT) (2)	$85,612	$44,138	$41,474	94.0%	$222,699	$148,435	$74,264	50.0%

Reconciliation of Net Loss to Earnings Before Depreciation,
Amortization and Deferred Taxes (EBDT) (2):

Net loss attributable to Forest City Enterprises, Inc.	$(4,384)	$(19,115)	$14,731		$(36,852)	$(67,903)	$31,051

Depreciation and amortization - Real Estate Groups (8)	71,284	69,725	1,559		218,436	214,173	4,263

Amortization of mortgage procurement costs - Real Estate Groups (8)	3,888	3,218	670		11,733	10,009	1,724

Deferred income tax expense - Real Estate Groups (9)	1,205	(5,920)	7,125		(2,294)	(5,266)	2,972

Deferred income tax expense - Non-Real Estate Groups: (9)
Gain on disposition of other investments	-	-	-		-	58	(58)

Current income tax expense on non-operating earnings: (9)
Gain on disposition included in discontinued operations	(3,031)	-	(3,031)		754	-	754
Gain on disposition of unconsolidated entities	203	(833)	1,036		203	506	(303)

Straight-line rent adjustment (4)	(3,164)	(4,523)	1,359		(9,553)	(3,422)	(6,131)
			-				-
Preference payment (6)	585	877	(292)		1,756	2,744	(988)

Preferred return on disposition	-	-	-		-	208	(208)

Impairment of real estate	549	-	549		3,124	-	3,124

Impairment of unconsolidated entities	13,200	-	13,200		34,663	6,026	28,637

Gain on disposition of unconsolidated entities	(4,498)	(200)	(4,298)		(4,498)	(1,081)	(3,417)

Gain on disposition of other investments	-	-	-		-	(150)	150

Discontinued operations: (1)
Gain on disposition of rental properties	-	-	-		(4,548)	(8,627)	4,079
Impairment of real estate	9,775	-	9,775		9,775	-	9,775

Retrospective adoption of accounting guidance for convertible debt instruments (7)	-	909	(909)		-	1,160	(1,160)

Earnings Before Depreciation, Amortization and Deferred Taxes (EBDT) (2)	$85,612	$44,138	$41,474	94.0%	$222,699	$148,435	$74,264	50.0%

Diluted Earnings per Common Share:

Earnings (loss) from continuing operations	$0.01	$(0.15)	$0.16		$(0.21)	$(0.62)	$0.41
Discontinued operations, net of tax	(0.03)	-	(0.03)		(0.01)	0.06	(0.07)
Net loss	(0.02)	(0.15)	0.13		(0.22)	(0.56)	0.34

Net earnings attributable to noncontrolling interest	(0.01)	(0.04)	0.03		(0.05)	(0.10)	0.05
Net loss attributable to Forest City Enterprises, Inc.	$(0.03)	$(0.19)	$0.16		$(0.27)	$(0.66)	$0.39

Earnings Before Depreciation, Amortization and Deferred Taxes (EBDT) (2) (3) (5)	$0.52	$0.42	$0.10	23.8%	$1.59	$1.39	$0.20	14.4%

Operating earnings (loss), net of tax (a non-GAAP financial measure)	$0.05	$(0.15)	$0.20		$(0.04)	$(0.58)	$0.54

Impairment of real estate, net of tax	(0.09)	-	(0.09)		(0.22)	(0.04)	(0.18)

Gain on disposition of rental properties and other investments, net of tax	0.02	-	0.02		0.04	0.06	(0.02)

Net earnings attributable to noncontrolling interest	(0.01)	(0.04)	0.03		(0.05)	(0.10)	0.05

Net loss attributable to Forest City Enterprises, Inc.	$(0.03)	$(0.19)	$0.16		$(0.27)	$(0.66)	$0.39

Basic weighted average shares outstanding (5)	155,314,676	102,845,434	52,469,242		134,602,200	102,714,757	31,887,443

Diluted weighted average shares outstanding (5)	163,866,572	106,914,319	56,952,253		139,906,624	107,113,883	32,792,741

Forest City Enterprises, Inc. and Subsidiaries
Financial Highlights
Nine Months Ended October 31, 2009 and 2008
(dollars in thousands)

	Three Months Ended				Nine Months Ended
	October 31,		Increase (Decrease)		October 31,		Increase (Decrease)
	2009	2008	Amount	Percent	2009	2008	Amount	Percent
Operating Earnings (a non-GAAP financial measure) and Reconciliation to Net Earnings:
Revenues from real estate operations
Commercial Group	$241,317	$247,643	$(6,326)		$720,755	$715,991	$4,764
Residential Group	58,663	72,475	(13,812)		198,643	220,172	(21,529)
Land Development Group	6,120	10,263	(4,143)		13,491	23,844	(10,353)
Corporate Activities	-	-	-		-	-	-
Total Revenues	306,100	330,381	(24,281)	(7.3%)	932,889	960,007	(27,118)	(2.8%)

Operating expenses	(171,684)	(200,441)	28,757		(532,000)	(593,306)	61,306
Interest expense	(87,863)	(97,081)	9,218		(258,434)	(259,450)	1,016
Loss on early extinguishment of debt	28,902	3,692	25,210		37,965	(1,539)	39,504
Amortization of mortgage procurement costs (8)	(3,562)	(2,838)	(724)		(10,645)	(8,723)	(1,922)
Depreciation and amortization (8)	(66,393)	(64,038)	(2,355)		(199,659)	(198,610)	(1,049)
Interest and other income	5,522	6,752	(1,230)		23,924	27,976	(4,052)
Equity in earnings (loss), including impairment, of unconsolidated entities	(11,836)	(3,198)	(8,638)		(45,140)	(18,787)	(26,353)
Impairment of unconsolidated entities	13,200	-	13,200		34,663	6,026	28,637
Gain on disposition of unconsolidated entities	(4,498)	(200)	(4,298)		(4,498)	(1,081)	(3,417)
Preferred return on disposition	-	-	-		-	208	(208)
Revenues and interest income from discontinued operations (1)	1,688	4,186	(2,498)		5,476	13,250	(7,774)
Expenses from discontinued operations (1)	(739)	(3,856)	3,117		(4,011)	(11,575)	7,564

Operating loss (a non-GAAP financial measure)	8,837	(26,641)	35,478		(19,470)	(85,604)	66,134

Income tax expense (9)	2,895	11,916	(9,021)		25,874	28,382	(2,508)
Income tax expense from discontinued operations (1) (9)	3,423	(128)	3,551		1,459	(3,981)	5,440
Income tax expense on non-operating earnings items (see below)	(7,379)	78	(7,457)		(14,937)	1,401	(16,338)

Operating earnings (loss), net of tax (a non-GAAP financial measure)	7,776	(14,775)	22,551		(7,074)	(59,802)	52,728

Impairment of real estate	(549)	-	(549)		(3,124)	-	(3,124)

Impairment of unconsolidated entities	(13,200)	-	(13,200)		(34,663)	(6,026)	(28,637)

Gain on disposition of unconsolidated entities	4,498	200	4,298		4,498	1,081	3,417

Preferred return on disposition	-	-	-		-	(208)	208

Gain on disposition of other investments	-	-	-		-	150	(150)

Gain on disposition of rental properties included in discontinued operations (1)	-	-	-		4,548	8,627	(4,079)

Impairment of real estate included in discontinued operations (1)	(9,775)	-	(9,775)		(9,775)	-	(9,775)

Income tax benefit (expense) on non-operating earnings: (9)
Impairment of real estate	212	-	212		1,211	141	1,070
Impairment of unconsolidated entities	5,121	-	5,121		13,444	2,187	11,257
Gain on disposition of other investments	-	-	-		-	(58)	58
Gain on disposition of unconsolidated entities	(1,745)	(78)	(1,667)		(1,745)	(338)	(1,407)
Gain on disposition of rental properties included in discontinued operations	-	-	-		(1,764)	(3,333)	1,569
Impairment of real estate included in discontinued operations	3,791	-	3,791		3,791	-	3,791
Income tax expense on non-operating earnings (see above)	7,379	(78)	7,457		14,937	(1,401)	16,338

Net earnings (loss)	(3,871)	(14,653)	10,782		(30,653)	(57,579)	26,926

Net earnings attributable to noncontrolling interest	(513)	(4,462)	3,949		(6,199)	(10,324)	4,125

Net loss attributable to Forest City Enterprises, Inc.	$(4,384)	$(19,115)	$14,731		$(36,852)	$(67,903)	$31,051

Forest City Enterprises, Inc. and Subsidiaries
Financial Highlights
Nine Months Ended October 31, 2009 and 2008
(in thousands)

1)	All earnings of properties that have been sold or are held for sale are reported as discontinued operations assuming no significant continuing involvement.

2)
The Company uses an additional measure, along with net earnings, to report its operating results. This measure, referred to as Earnings Before Depreciation, Amortization andDeferred Taxes (“EBDT”), is not a measure of operating results as defined by generally accepted accounting principles and may not be directly comparable to similarly-titled measures reported by other companies. The Company believes that EBDT provides additional information about its operations, and along with net earnings, is necessary to understand its operating results.  EBDT is defined as net earnings excluding the following items: i) gain (loss) on disposition of operating properties, divisions and other investments (net of tax); ii) the adjustment to recognize rental revenues and rental expense using the straight-line method; iii) non-cash charges for real estate depreciation, amortization (including amortization of mortgage procurement costs) and deferred income taxes; iv) preferred payment classified as noncontrolling interest expense on the Company's Consolidated Statement of Earnings; v) impairment of real estate (net of tax); vi) extraordinary items (net of tax); and  vii) cumulative or retrospective effect of change in accounting principle (net of tax).  See our discussion of EBDT in the news release.

3)
For the three and nine months ended October 31, 2009, the calculation of EBDT per share requires an adjustment for interest of $410 related to the 3.625% Puttable SeniorNotes and the 5% Convertible Senior Notes. Therefore EBDT for purposes of calculating per share data is $86,022 and $223,109 for the three and nine months ended October 31, 2009, respectively.

4)
The Company recognizes minimum rents on a straight-line basis over the term of the related lease pursuant to accounting for leases.  The straight-line rent adjustment is recordedas an increase or decrease to revenue from Forest City Rental Properties Corporation, a wholly-owned subsidiary of Forest City Enterprises, Inc., with the applicable offset to either accounts receivable or accounts payable, as appropriate.

5)
For the nine months ended October 31, 2009, the effect of 5,304,424 shares of dilutive securities were not included in the computation of diluted  earnings per share because theireffect is anti-dilutive to the loss from continuing operations.  (Since these shares are dilutive for the computation of EBDT per share for the nine months ended October 31, 2009, diluted weighted average shares outstanding of 139,906,624 were used to arrive at $1.59/share.)

For the three and nine months ended October 31, 2008, the effect of 4,068,885 and 4,399,126 shares of dilutive securities were not included in the computation of diluted earnings per share because their effect is anti-dilutive to the loss from continuing operations. (Since these shares are dilutive for the computation of EBDT per share for the three and nine months ended October 31, 2008, diluted weighted average shares outstanding 106,914,319 and 107,113,883 were used to arrive at $0.42/share and $1.39/share, respectively.)

6)
The preference payment represents the respective period's share of the annual preferred payment in connection with the issuance of Class A Common Units in exchange forBruce C. Ratner's noncontrolling interest in the Forest City Ratner Company portfolio.

7)
Effective February 1, 2009, we adopted Financial Accounting Standards Board (“FASB”) Staff Position (“FSP”) No. APB 14-1, “Accounting for Convertible Debt InstrumentsThat May be Settled in Cash Upon Conversion(Including Partial Cash Settlement)”(“FSP APB 14-1”).  This standard required us to restate the prior year financial statements to show retrospective application upon adoption.

8)	The following table provides detail of depreciation and amortization and amortization of mortgage procurement costs.

	Depreciation and Amortization		Depreciation and Amortization
	Three Months Ended October 31,		Nine Months Ended October 31,
	2009	2008	2009	2008

Full Consolidation	$66,393	$64,038	$199,659	$198,610
Non-Real Estate	(3,412)	(3,119)	(10,372)	(9,940)
Real Estate Groups Full Consolidation	62,981	60,919	189,287	188,670
Real Estate Groups related to noncontrolling interest	(1,687)	(1,044)	(3,412)	(3,575)
Real Estate Groups Unconsolidated	9,795	8,399	31,214	25,167
Real Estate Groups Discontinued Operations	195	1,451	1,347	3,911
Real Estate Groups Pro-Rata Consolidation	$71,284	$69,725	$218,436	$214,173

	Amortization of Mortgage Procurement Costs		Amortization of Mortgage Procurement Costs
	Three Months Ended October 31,		Nine Months Ended October 31,
	2009	2008	2009	2008

Full Consolidation	$3,562	$2,838	$10,645	$8,723
Non-Real Estate	-	-	-	-
Real Estate Groups Full Consolidation	3,562	2,838	10,645	8,723
Real Estate Groups related to noncontrolling interest	(126)	(114)	(449)	(383)
Real Estate Groups Unconsolidated	445	388	1,487	1,330
Real Estate Groups Discontinued Operations	7	106	50	339
Real Estate Groups Pro-Rata Consolidation	$3,888	$3,218	$11,733	$10,009

Forest City Enterprises, Inc. and Subsidiaries
Financial Highlights
Nine Months Ended October 31, 2009 and 2008
(in thousands)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2009	2008	2009	2008
9) The following table provides detail of Income Tax Expense (Benefit):	(in thousands)		(in thousands)

(A) Operating earnings
Current	$3,788	$(3,666)	$(9,740)	$(15,550)
Deferred	(3,095)	(8,328)	(3,224)	(10,900)
	693	(11,994)	(12,964)	(26,450)

(B) Impairment of real estate
Deferred	(212)	-	(1,211)	(141)
Deferred - Unconsolidated entities	(5,121)	-	(13,444)	(2,187)
Subtotal	(5,333)	-	(14,655)	(2,328)

(C) Gain on disposition of other investments
Current - Non-Real Estate Groups	-	-	-	-
Deferred - Non-Real Estate Groups	-	-	-	58
	-	-	-	58
(D) Gain on disposition of unconsolidated entities
Current	203	(833)	203	506
Deferred	1,542	911	1,542	(168)
	1,745	78	1,745	338

Subtotal (A) (B) (C) (D)
Current	3,991	(4,499)	(9,537)	(15,044)
Deferred	(6,886)	(7,417)	(16,337)	(13,338)
Income tax expense	(2,895)	(11,916)	(25,874)	(28,382)

(E) Discontinued operations
Operating earnings
Current	12	110	94	(636)
Deferred	356	18	474	1,284
	368	128	568	648

Gain on disposition of rental properties
Current	(3,031)	-	754	-
Deferred	3,031	-	1,010	3,333
	-	-	1,764	3,333

Impairment of real estate
Current	-	-	-	-
Deferred	(3,791)	-	(3,791)	-
	(3,791)	-	(3,791)	-
	(3,423)	128	(1,459)	3,981

Grand Total (A) (B) (C) (D) (E)
Current	972	(4,389)	(8,689)	(15,680)
Deferred	(7,290)	(7,399)	(18,644)	(8,721)
	$(6,318)	$(11,788)	$(27,333)	$(24,401)

Recap of Grand Total:
Real Estate Groups
Current	3,183	(10,642)	(1,026)	(570)
Deferred	1,205	(5,920)	(2,294)	(5,266)
	4,388	(16,562)	(3,320)	(5,836)
Non-Real Estate Groups
Current	(2,211)	6,253	(7,663)	(15,110)
Deferred	(8,495)	(1,479)	(16,350)	(3,455)
	(10,706)	4,774	(24,013)	(18,565)
Grand Total	$(6,318)	$(11,788)	$(27,333)	$(24,401)

Reconciliation of Net Operating Income (non-GAAP) to Net Earnings (Loss) (GAAP) (in thousands):

	Three Months Ended October 31, 2009					Three Months Ended October 31, 2008

	Full Consol-idation	Less Noncontrolling Interest	Plus Unconsol- idated Invest- ments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consol-idation	Full Consol-idation	Less Noncontrolling Interest	Plus Unconsol- idated Invest- ments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consol-idation
	(GAAP)				(Non-GAAP)	(GAAP)				(Non-GAAP)

Revenues from real estate operations	$306,100	$12,447	$74,528	$1,688	$369,869	$330,381	$16,129	$87,802	$4,149	$406,203
Exclude straight-line rent adjustment (1)	(4,774)	-	-	-	(4,774)	(6,062)	-	-	(48)	(6,110)
Adjusted revenues	301,326	12,447	74,528	1,688	365,095	324,319	16,129	87,802	4,101	400,093

Operating expenses	171,684	6,276	51,910	35	217,353	200,441	7,295	66,096	416	259,658
Add back non-Real Estate depreciation and amortization (b)	3,412	-	2,351	-	5,763	3,119	-	1,326	-	4,445
Add back amortization of mortgage procurement costs for non-Real Estate Groups (d)	-	-	161	-	161	-	-	64	-	64
Exclude straight-line rent adjustment (2)	(1,610)	-	-	-	(1,610)	(1,587)	-	-	-	(1,587)
Exclude preference payment	(585)	-	-	-	(585)	(877)	-	-	-	(877)
Adjusted operating expenses	172,901	6,276	54,422	35	221,082	201,096	7,295	67,486	416	261,703

Add interest and other income	5,522	200	1,661	-	6,983	6,752	293	602	37	7,098
Add equity in earnings (loss), including impairment of unconsolidated entities	(11,836)	(13)	12,422	-	599	(3,198)	110	3,925	-	617
Exclude gain on disposition of unconsolidated entities	(4,498)	-	4,498	-	-	(200)	-	200	-	-
Exclude impairment of unconsolidated entities	13,200	-	(13,200)	-	-	-	-	-	-	-
Exclude depreciation and amortization of unconsolidated entities (see below)	10,240	-	(10,240)	-	-	8,787	-	(8,787)	-	-

Net Operating Income	141,053	6,358	15,247	1,653	151,595	135,364	9,237	16,256	3,722	146,105

Interest expense	(87,863)	(4,032)	(17,121)	(502)	(101,454)	(97,081)	(3,617)	(16,227)	(1,883)	(111,574)

Gain (loss) on early extinguishment of debt	28,902	-	1,874	-	30,776	3,692	-	(29)	-	3,663

Equity in earnings (loss), including impairment of unconsolidated entities	11,836	13	(12,422)	-	(599)	3,198	(110)	(3,925)	-	(617)

Gain on disposition of unconsolidated entities	4,498	-	-	-	4,498	200	-	-	-	200

Impairment of unconsolidated entities	(13,200)	-	-	-	(13,200)	-	-	-	-	-

Depreciation and amortization of unconsolidated entities (see above)	(10,240)	-	10,240	-	-	(8,787)	-	8,787	-	-

Impairment of real estate	(549)	-	-	(9,775)	(10,324)	-	-	-	-	-

Depreciation and amortization - Real Estate Groups (a)	(62,981)	(1,687)	(9,795)	(195)	(71,284)	(60,919)	(1,044)	(8,399)	(1,451)	(69,725)

Amortization of mortgage procurement costs - Real Estate Groups (c)	(3,562)	(126)	(445)	(7)	(3,888)	(2,838)	(114)	(388)	(106)	(3,218)

Straight-line rent adjustment (1) + (2)	3,164	-	-	-	3,164	4,475	-	-	48	4,523

Preference payment	(585)	-	-	-	(585)	(877)	-	-	-	(877)

Earnings (loss) before income taxes	10,473	526	(12,422)	(8,826)	(11,301)	(23,573)	4,352	(3,925)	330	(31,520)

Income tax provision	2,895	-	-	3,423	6,318	11,916	-	-	(128)	11,788
Equity in earnings (loss), including impairment of unconsolidated entities	(11,836)	(13)	12,422	-	599	(3,198)	110	3,925	-	617
Earnings (loss) from continuing operations	1,532	513	-	(5,403)	(4,384)	(14,855)	4,462	-	202	(19,115)

Discontinued operations, net of tax	(5,403)	-	-	5,403	-	202	-	-	(202)	-

Net earnings (loss)	(3,871)	513	-	-	(4,384)	(14,653)	4,462	-	-	(19,115)
Net earnings attributable to noncontrolling interest	(513)	(513)	-	-	-	(4,462)	(4,462)	-	-	-

Net loss attributable to Forest City Enterprises, Inc.	$(4,384)	$-	$-	$-	$(4,384)	$(19,115)	$-	$-	$-	$(19,115)

(a) Depreciation and amortization - Real Estate Groups	$62,981	$1,687	$9,795	$195	$71,284	$60,919	$1,044	$8,399	$1,451	$69,725
(b) Depreciation and amortization - Non-Real Estate	3,412	-	2,351	-	5,763	3,119	-	1,326	-	4,445
Total depreciation and amortization	$66,393	$1,687	$12,146	$195	$77,047	$64,038	$1,044	$9,725	$1,451	$74,170

(c) Amortization of mortgage procurement costs - Real Estate Groups	$3,562	$126	$445	$7	$3,888	$2,838	$114	$388	$106	$3,218
(d) Amortization of mortgage procurement costs - Non-Real Estate	-	-	161	-	161	-	-	64	-	64
Total amortization of mortgage procurement costs	$3,562	$126	$606	$7	$4,049	$2,838	$114	$452	$106	$3,282

Reconciliation of Net Operating Income (non-GAAP) to Net Earnings (Loss) (GAAP) (in thousands):

	Nine Months Ended October 31, 2009					Nine Months Ended October 31, 2008

	Full Consol-idation	Less Noncontrolling Interest	Plus Unconsol- idated Invest- ments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consol-idation	Full Consol-idation	Less Noncontrolling Interest	Plus Unconsol- idated Invest- ments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consol-idation
	(GAAP)				(Non-GAAP)	(GAAP)				(Non-GAAP)

Revenues from real estate operations	$932,889	$38,008	$262,820	$5,476	$1,163,177	$960,007	$47,695	$287,144	$13,114	$1,212,570
Exclude straight-line rent adjustment (1)	(14,398)	-	-	(12)	(14,410)	(8,055)	-	-	(147)	(8,202)
Adjusted revenues	918,491	38,008	262,820	5,464	1,148,767	951,952	47,695	287,144	12,967	1,204,368

Operating expenses	532,000	17,578	187,980	430	702,832	593,306	24,338	211,607	1,604	782,179
Add back non-Real Estate depreciation and amortization (b)	10,372	-	12,348	-	22,720	9,940	-	14,765	-	24,705
Add back amortization of mortgage procurement costs for non-Real Estate Groups (d)	-	-	402	-	402	-	-	169	-	169
Exclude straight-line rent adjustment (2)	(4,857)	-	-	-	(4,857)	(4,780)	-	-	-	(4,780)
Exclude preference payment	(1,756)	-	-	-	(1,756)	(2,744)	-	-	-	(2,744)
Adjusted operating expenses	535,759	17,578	200,730	430	719,341	595,722	24,338	226,541	1,604	799,529

Add interest and other income	23,924	543	2,866	-	26,247	27,976	1,420	3,685	136	30,377
Add equity in earnings (loss), including impairment of unconsolidated entities	(45,140)	(81)	46,107	-	1,048	(18,787)	(17)	19,820	-	1,050
Exclude gain on disposition of unconsolidated entities	(4,498)	-	4,498	-	-	(1,081)	-	1,081	-	-
Exclude impairment of unconsolidated entities	34,663	-	(34,663)	-	-	6,026	-	(6,026)	-	-
Exclude depreciation and amortization of unconsolidated entities (see below)	32,701	-	(32,701)	-	-	26,497	-	(26,497)	-	-

Net Operating Income	424,382	20,892	48,197	5,034	456,721	396,861	24,760	52,666	11,499	436,266

Interest expense	(258,434)	(10,832)	(49,895)	(2,184)	(299,681)	(259,450)	(10,359)	(52,407)	(5,721)	(307,219)

Gain (loss) on early extinguishment of debt	37,965	-	1,698	-	39,663	(1,539)	(119)	(51)	-	(1,471)

Equity in earnings (loss), including impairment of unconsolidated entities	45,140	81	(46,107)	-	(1,048)	18,787	17	(19,820)	-	(1,050)

Gain on disposition of unconsolidated entities	4,498	-	-	-	4,498	1,081	-	-	-	1,081

Impairment of unconsolidated entities	(34,663)	-	-	-	(34,663)	(6,026)	-	-	-	(6,026)

Depreciation and amortization of unconsolidated entities (see above)	(32,701)	-	32,701	-	-	(26,497)	-	26,497	-	-

Gain on disposition of rental properties and other investments	-	-	-	4,548	4,548	150	-	-	8,627	8,777

Preferred return on disposition	-	-	-	-	-	-	-	(208)	-	(208)

Impairment of real estate	(3,124)	-	-	(9,775)	(12,899)	-	-	-	-	-

Depreciation and amortization - Real Estate Groups (a)	(189,287)	(3,412)	(31,214)	(1,347)	(218,436)	(188,670)	(3,575)	(25,167)	(3,911)	(214,173)

Amortization of mortgage procurement costs - Real Estate Groups (c)	(10,645)	(449)	(1,487)	(50)	(11,733)	(8,723)	(383)	(1,330)	(339)	(10,009)

Straight-line rent adjustment (1) + (2)	9,541	-	-	12	9,553	3,275	-	-	147	3,422

Preference payment	(1,756)	-	-	-	(1,756)	(2,744)	-	-	-	(2,744)

Earnings (loss) before income taxes	(9,084)	6,280	(46,107)	(3,762)	(65,233)	(73,495)	10,341	(19,820)	10,302	(93,354)

Income tax provision	25,874	-	-	1,459	27,333	28,382	-	-	(3,981)	24,401
Equity in earnings (loss), including impairment of unconsolidated entities	(45,140)	(81)	46,107	-	1,048	(18,787)	(17)	19,820	-	1,050
Earnings (loss) from continuing operations	(28,350)	6,199	-	(2,303)	(36,852)	(63,900)	10,324	-	6,321	(67,903)

Discontinued operations, net of tax	(2,303)	-	-	2,303	-	6,321	-	-	(6,321)	-

Net earnings (loss)	(30,653)	6,199	-	-	(36,852)	(57,579)	10,324	-	-	(67,903)
Net earnings attributable to noncontrolling interest	(6,199)	(6,199)	-	-	-	(10,324)	(10,324)	-	-	-

Net loss attributable to Forest City Enterprises, Inc.	$(36,852)	$-	$-	$-	$(36,852)	$(67,903)	$-	$-	$-	$(67,903)

(a) Depreciation and amortization - Real Estate Groups	$189,287	$3,412	$31,214	$1,347	$218,436	$188,670	$3,575	$25,167	$3,911	$214,173
(b) Depreciation and amortization - Non-Real Estate	10,372	-	12,348	-	22,720	9,940	-	14,765	-	24,705
Total depreciation and amortization	$199,659	$3,412	$43,562	$1,347	$241,156	$198,610	$3,575	$39,932	$3,911	$238,878

(c) Amortization of mortgage procurement costs - Real Estate Groups	$10,645	$449	$1,487	$50	$11,733	$8,723	$383	$1,330	$339	$10,009
(d) Amortization of mortgage procurement costs - Non-Real Estate	-	-	402	-	402	-	-	169	-	169
Total amortization of mortgage procurement costs	$10,645	$449	$1,889	$50	$12,135	$8,723	$383	$1,499	$339	$10,178

Forest City Enterprises, Inc. and Subsidiaries
Supplemental Operating Information

	Net Operating Income (dollars in thousands)
	Three Months Ended October 31, 2009					Three Months Ended October 31, 2008					% Change
	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Pro-Rata Consolidation (Non-GAAP)

Commercial Group
Retail

Comparable	$59,345	$2,965	$5,540	$-	$61,920	$60,584	$3,194	$5,597	$-	$62,987	(2.0%)	(1.7%)
Total	62,919	2,896	5,600	-	65,623	61,510	3,007	5,657	656	64,816

Office Buildings

Comparable	66,058	2,622	2,353	-	65,789	62,444	2,613	2,440	-	62,271	5.8%	5.6%
Total	61,493	2,592	2,433	-	61,334	65,079	2,618	2,440	-	64,901

Hotels

Comparable	5,473	-	-	-	5,473	5,152	-	-	-	5,152	6.2%	6.2%
Total	5,473	-	-	-	5,473	5,152	-	-	-	5,152

Earnings from Commercial
Land Sales	1,089	-	-	-	1,089	2,535	181	-	-	2,354

Other (1)	(1,806)	(99)	(790)	-	(2,497)	(8,059)	430	(467)	-	(8,956)

Total Commercial Group

Comparable	130,876	5,587	7,893	-	133,182	128,180	5,807	8,037	-	130,410	2.1%	2.1%
Total	129,168	5,389	7,243	-	131,022	126,217	6,236	7,630	656	128,267

Residential Group
Apartments

Comparable	27,988	684	6,037	-	33,341	28,701	778	6,787	-	34,710	(2.5%)	(3.9%)
Total	29,568	714	6,993	1,653	37,500	31,279	764	7,915	3,066	41,496

Military Housing

Comparable (2)	-	-	-	-	-	-	-	-	-	-
Total	7,918	110	279	-	8,087	15,110	3,532	(1,282)	-	10,296

Other (1)	(4,378)	18	-	-	(4,396)	(8,447)	54	-	-	(8,501)

Total Residential Group

Comparable	27,988	684	6,037	-	33,341	28,701	778	6,787	-	34,710	(2.5%)	(3.9%)
Total	33,108	842	7,272	1,653	41,191	37,942	4,350	6,633	3,066	43,291

Total Rental Properties

Comparable	158,864	6,271	13,930	-	166,523	156,881	6,585	14,824	-	165,120	1.3%	0.8%
Total	162,276	6,231	14,515	1,653	172,213	164,159	10,586	14,263	3,722	171,558

Land Development Group (3)	(1,130)	127	(1,767)	-	(3,024)	(11,245)	(1,349)	89	-	(9,807)

The Nets	(10,853)	-	2,499	-	(8,354)	(9,859)	-	1,904	-	(7,955)

Corporate Activities	(9,240)	-	-	-	(9,240)	(7,691)	-	-	-	(7,691)

Grand Total	$141,053	$6,358	$15,247	$1,653	$151,595	$135,364	$9,237	$16,256	$3,722	$146,105

(1)  Includes write-offs of abandoned development projects, non-capitalizable development costs and unallocated management and service company overhead, net of historic and new market tax credit income.  Write-offs of abandoned development projects were $3,758 and $12,500 at both full and pro-rata consolidation for the three months ended October 31, 2009 and 2008, respectively.
(2) Comparable NOI for Military Housing commences once the operating projects complete initial development phase.
(3) Includes reduction in fair value of the Denver Urban Renewal Authority ("DURA") purchase obligation and fee in 2008 of $12,434,000.

Forest City Enterprises, Inc. and Subsidiaries
Supplemental Operating Information

	Net Operating Income (dollars in thousands)
	Nine Months Ended October 31, 2009					Nine Months Ended October 31, 2008					% Change
	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Pro-Rata Consolidation (Non-GAAP)

Commercial Group
Retail

Comparable	$173,579	$8,733	$16,593	$-	$181,439	$178,173	$9,495	$16,521	$-	$185,199	(2.6%)	(2.0%)
Total	187,910	8,761	18,433	481	198,063	182,000	9,322	17,727	1,873	192,278

Office Buildings

Comparable	153,690	7,560	7,037	-	153,167	143,083	6,406	7,572	-	144,249	7.4%	6.2%
Total	190,755	7,895	7,221	-	190,081	190,139	7,866	7,679	-	189,952

Hotels

Comparable	10,803	-	-	-	10,803	12,256	-	-	-	12,256	(11.9%)	(11.9%)
Total	10,803	-	-	-	10,803	12,256	-	-	-	12,256

Earnings from Commercial
Land Sales	5,560	476	-	-	5,084	8,412	2,421	-	-	5,991

Other (1)	(9,622)	445	(3,172)	-	(13,239)	(34,307)	(165)	(2,574)	-	(36,716)

Total Commercial Group

Comparable	338,072	16,293	23,630	-	345,409	333,512	15,901	24,093	-	341,704	1.4%	1.1%
Total	385,406	17,577	22,482	481	390,792	358,500	19,444	22,832	1,873	363,761

Residential Group
Apartments

Comparable	83,034	2,072	18,018	-	98,980	84,220	2,189	20,283	-	102,314	(1.4%)	(3.3%)
Total	91,654	2,900	21,136	4,553	114,443	88,902	2,175	23,482	9,626	119,835

Military Housing

Comparable (2)	-	-	-	-	-	-	-	-	-	-
Total	28,902	148	733	-	29,487	40,749	3,928	778	-	37,599

Other (1)	(21,526)	90	-	-	(21,616)	(23,049)	143	-	-	(23,192)

Total Residential Group

Comparable	83,034	2,072	18,018	-	98,980	84,220	2,189	20,283	-	102,314	(1.4%)	(3.3%)
Total	99,030	3,138	21,869	4,553	122,314	106,602	6,246	24,260	9,626	134,242

Total Rental Properties

Comparable	421,106	18,365	41,648	-	444,389	417,732	18,090	44,376	-	444,018	0.8%	0.1%
Total	484,436	20,715	44,351	5,034	513,106	465,102	25,690	47,092	11,499	498,003

Land Development Group (3)	1,642	177	(1,602)	-	(137)	(5,087)	(930)	367	-	(3,790)

The Nets	(29,841)	-	5,448	-	(24,393)	(31,880)	-	5,207	-	(26,673)

Corporate Activities	(31,855)	-	-	-	(31,855)	(31,274)	-	-	-	(31,274)

Grand Total	$424,382	$20,892	$48,197	$5,034	$456,721	$396,861	$24,760	$52,666	$11,499	$436,266

(1)  Includes write-offs of abandoned development projects, non-capitalizable development costs and unallocated management and service company overhead, net of historic and new market tax credit income.  Write-offs of abandoned development projects were $21,398 and $41,452 at full consolidation ($21,398 and $39,206 at pro-rata consolidation) for the nine months ended October 31, 2009 and 2008 respectively.
(2) Comparable NOI for Military Housing commences once the operating projects complete initial development phase.
(3) Includes reduction in fair value of the DURA purchase obligation and fee in 2008 of $12,434,000.

Development Pipeline

October 31, 2009
2009 Openings and Acquisitions (2)
								Cost at FCE
			Date	FCE Legal	Pro-Rata	Cost at Full	Total Cost	Pro-Rata Share		Sq. ft./	Gross
		Dev (D)	Opened /	Ownership %	FCE % (a)	Consolidation	at 100%	(Non-GAAP) (c)		No. of	Leasable
Property	Location	Acq (A)	Acquired	(a)	(1)	(GAAP) (b)	(2)	(1	) X (2)	Units	Area
						(in millions)

Retail Centers:
Promenade at Temecula Expansion	Temecula, CA	D	Q1-09	75.0%	100.0%	$107.0	$107.0	$107.0		127,000	127,000

Residential:
North Church Towers (d)	Parma Heights, OH	A	Q3-09	100.0%	100.0%	$5.6	$5.6	$5.6		399

Total Openings and Acquisitions						$112.6	$112.6	$112.6

Residential Phased-In Units (e) (f):								Opened in '09 / Total
Cobblestone Court	Painesville, OH	D	2006-09	50.0%	50.0%	$0.0	$30.3	$15.2		72/400
Sutton Landing	Brimfield, OH	D	2007-09	50.0%	50.0%	0.0	15.9	8.0		36/216
Stratford Crossing	Wadsworth, OH	D	2007-10	50.0%	50.0%	0.0	25.3	12.7		36/348
Total (g)						$0.0	$71.5	$35.9		144/964
See attached footnotes.

Development Pipeline

October 31, 2009								Cost at FCE
Under Construction (7)					Pro-Rata	Cost at Full	Total Cost	Pro-Rata Share	Sq. ft./		Gross
		Dev (D)	Anticipated	FCE Legal	FCE % (a)	Consolidation	at 100%	(Non-GAAP) (c)	No. of		Leasable		Lease
Property	Location	Acq (A)	Opening	Ownership % (a)	(1)	(GAAP) (b)	(2)	(1) X (2)	Units		Area		Commitment %
						(in millions)
Retail Centers:
East River Plaza (e) (f) (m)	Manhattan, NY	D	Q4-09/10	35.0%	50.0%	$ 0.0	$ 398.1	$ 199.1	527,000		527,000		92%
Village at Gulfstream Park	Hallandale Beach, FL	D	Q1-10	50.0%	50.0%	203.6	203.6	101.8	497,000		497,000	(j)	70%
Ridge Hill (e)	Yonkers, NY	D	2011/2012	70.0%	100.0%	798.7	798.7	798.7	1,336,000		1,336,000	(k)	33%
						$ 1,002.3	$ 1,400.4	$ 1,099.6	2,360,000		2,360,000

Office:
Waterfront Station - East 4th & West 4th Buildings	Washington, D.C.	D	Q1-10	45.0%	45.0%	$ 326.7	$ 326.7	$ 147.0	628,000	(l)			97%

Residential:
80 Dekalb Avenue (e)	Brooklyn, NY	D	Q4-09/10	70.0%	100.0%	$ 163.3	$ 163.3	$ 163.3	365
Presidio	San Francisco, CA	D	Q3-10	100.0%	100.0%	110.7	110.7	110.7	161
Beekman (e)	Manhattan, NY	D	Q1-11/12	49.0%	70.0%	875.7	875.7	613.0	904
						$ 1,149.7	$ 1,149.7	$ 887.0	1,430

Total Under Construction (h)						$ 2,478.7	$ 2,876.8	$ 2,133.6

Residential Phased-In Units (e) (f):								Under Const. / Total
Cobblestone Court	Painesville, OH	D	2006-09	50.0%	50.0%	$ 0.0	$ 30.3	$ 15.2	24/400
Stratford Crossing	Wadsworth, OH	D	2007-10	50.0%	50.0%	0.0	25.3	12.7	96/348
Total (i)						$ 0.0	$ 55.6	$ 27.9	120/748

See attached footnotes.

Military Housing - see footnote n

Development Pipeline

2009 FOOTNOTES

( a )	As is customary within the real estate industry, the Company invests in certain real estate projects through joint ventures. For some of these projects, the Company provides funding at percentages that differ from the Company's legal ownership.
( b )	Amounts are presented on the full consolidation method of accounting, a GAAP measure. Under full consolidation, costs are reported as consolidated at 100 percent if we are deemed to have control or to be the primary beneficiary of our investments in the variable interest entity ("VIE").
( c )	Cost at pro-rata share represents Forest City's share of cost, based on the Company's pro-rata ownership of each property (a non-GAAP measure).
Under the pro-rata consolidation method of accounting the Company determines its pro-rata share by multiplying its pro-rata ownership by the total cost of the applicable property.
( d )	The Company exchanged its 50% ownership interest in Boulevard Towers, an apartment community located in Amherst, NY, for 100% ownership in
North Church Towers, in a nonmonetary exchange.
( e )	Phased-in openings. Costs are representative of the total project.
( f )	Reported under the equity method of accounting. This method represents a GAAP measure for investments in which the Company is not deemed to have control or to be the primary beneficiary of our investments in a VIE.
( g )	The difference between the full consolidation cost amount (GAAP) of $0.0 million to the Company's pro-rata share (a non-GAAP measure) of
$35.9 million consists of the Company's share of cost for unconsolidated investments of $35.9 million.
( h )	The difference between the full consolidation cost amount (GAAP) of $2,478.7 million to the Company's pro-rata share (a non-GAAP measure) of
$2,133.6 million consists of a reduction to full consolidation for noncontrolling interest of $544.2 million of cost and the addition of its share of cost for unconsolidated investments of $199.1 million.
( i )	The difference between the full consolidation cost amount (GAAP) of $0.0 million to the Company's pro-rata share (a non-GAAP measure) of
$27.9 million consists of the Company's share of cost for unconsolidated investments of $27.9 million.
( j )	Includes 89,000 square feet of office space. Excluding this office space from the calculation of the preleased percentage would result in the retail space being 85% preleased. In addition, includes 35,000 square feet site for Crate & Barrel, opening Q4-09.
( k )	Includes 156,000 square feet of office space.
( l )	Includes 85,000 square feet of retail space.
( m )	Total cost includes construction of the 1,248-space garage and structural upgrades to accommodate a possible future residential project above the retail center.
( n )	Below is a summary of our equity method investments for Military Housing Development projects. The Company provides development, construction, and management services for these projects and receives agreed upon fees for these services.

		Anticipated	FCE	Cost at Full	Total Cost	Sq.ft./
Property	Location	Opening	Pro-Rata %	Consolidation	at 100%	No. of Units
				(in millions)

Military Housing Under Construction (7)
Navy Midwest	Chicago, IL	2006-2010	*	$0.0	$248.8	1,658
Air Force Academy	Colorado Springs, CO	2007-2009	50.0%	0.0	69.5	427
Pacific Northwest Communities	Seattle, WA	2007-2010	*	0.0	280.5	2,986
Midwest Millington	Memphis, TN	2008-2010	*	0.0	37.0	318
Marines, Hawaii Increment II	Honolulu, HI	2007-2011	*	0.0	293.3	1,175
Navy, Hawaii Increment III	Honolulu, HI	2007-2011	*	0.0	535.1	2,520
Hawaii Phase IV	Kaneohe, HI	2007-2014	*	0.0	364.0	917
Total Military Housing Under Construction				$0.0	$1,828.2	10,001

* The Company's share of residual cash flow ranges from 0-20% during the life cycle of the project.